UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

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Date of Report (date of earliest event reported):  May 20, 2013

WAUSAU PAPER CORP.

(Exact name of registrant as specified in its charter)

WISCONSIN	1-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE

MOSINEE, WI 54455-9099

(Address of principal executive offices, including Zip Code)

(715) 693-4470

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

EXPLANATORY NOTE

Wausau Paper Corp. (the “Company”) filed a Current Report on Form 8-K dated May 20, 2013 (the “Original Filing”).  Information with respect to the Company’s entry into a material definitive agreement relating to the sale of its Paper Segment business was included in the Original Filing and disclosed under Item 1.01 in the Original Filing.  The transaction closed on June 26, 2013.  This filing amends Item 2.05 (Costs Associated with Exit or Disposal Activities) and Item 2.06 (Material Impairments) with respect to the Original Filing.

Section 2 – Financial Information

Item 2.05 – Costs Associated with Exit or Disposal Activities

The Company expects to incur certain costs associated with the divestiture of its Paper Segment business.  In total, pre-tax cash expenditures related to severance and benefits, contract termination costs, and other associated closure costs are expected to be approximately $6.3 million.  Of the total expected costs, the Company recorded a pre-tax charge of $4.3 million in the three months ended June 30, 2013, related to severance and benefits, contract termination costs, and other associated closure costs.  An additional $2.0 million in pre-tax charges is expected to be recognized related to severance and benefit costs and other associated closure costs, with approximately $1.0 million in pre-tax charges occurring over the balance of 2013.

Item 2.06 – Material Impairments

In connection with the sale of Paper Segment, the Company recorded a non-cash impairment charge of approximately $63.7 million ($40.1 million after-tax) in the second quarter of 2013 related to the write-down of property, plant and equipment of the Mosinee and Rhinelander, Wisconsin, paper-making operations, based upon initial cash proceeds received on June 26, 2013 of $105 million, net of transaction-related liabilities, transaction costs and taxes, and estimated amounts for customary post-closing adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  July 30, 2013

By:  SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President–Finance

Chief Financial Officer